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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
America West Airlines, Inc.

     We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated March 20, 1996, contains an explanatory paragraph that states that as discussed in Notes 14 and 15 to the financial statements, on August 25, 1994, America West Airlines, Inc. emerged from bankruptcy. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
March 29, 1996